Bayer HealthCare and Nektar Therapeutics Launch Global Development and Commercialization Agreement to Fight Gram-Negative Pneumonias

NKTR-061 (Inhaled Amikacin) Would Combine a Powerful Antibiotic

With Innovative Pulmonary Drug Delivery System

Tarrytown, NY / San Carlos, Calif., August 6, 2007 --- Bayer HealthCare and Nektar Therapeutics (Nasdaq: NKTR) announced today that the two companies have agreed to develop and commercialize NKTR-061 (inhaled amikacin). This potentially innovative therapy would utilize Nektar's proprietary pulmonary technology to deliver a specially-formulated amikacin, an aminoglycoside antibiotic, for inhalation deep into the lung. NKTR-061 is under development for adjunctive treatment of Gram-negative pneumonias that often lead to significant morbidity and mortality.

"This new development agreement reinforces our commitment to fight infectious and respiratory diseases and is a natural fit with Bayer HealthCare's strategy of developing and marketing specialty pharmaceutical products," said Dr. Ulrich Köstlin, Member of the Executive Committee of Bayer HealthCare. There is a large, unmet medical need for a new approach to fight Gram-negative pneumonias, particularly in ventilated patients infected with difficult to treat, resistant organisms. Nektar's pulmonary drug delivery technology offers a very promising approach to address this unmet medical need.

As part of this agreement, Nektar will receive milestone payments of up to $175 million associated with the successful development and commercialization of NKTR-061. This includes an upfront payment of $50 million. Subsequent to the successful clinical and regulatory development of the product, Bayer HealthCare and Nektar have agreed to a co-promotion of the product in the United States and to share profits. For sales outside the United States, Nektar will receive tiered performance royalties up to a maximum of 30%.

Under the terms of the agreement, Bayer HealthCare is responsible for the global clinical development, regulatory strategy, manufacturing and marketing of the product, with Nektar participating in all aspects of decision-making and governance.

"We're very pleased to be collaborating with Bayer HealthCare, a world leader in anti-infective therapies," said Howard W. Robin, President and Chief Executive Officer of Nektar Therapeutics. "Utilizing Nektar's proprietary pulmonary technology to address life-threatening infections, Bayer HealthCare and Nektar are building on the important work we're doing in the area of pulmonary therapeutics."

Currently, NKTR-061 is being studied in Phase 2 trials for the adjunctive therapy of ventilated patients with hospital-acquired, Gram-negative pneumonias. These pneumonias are a serious problem afflicting patients even in the world's most advanced clinical settings and are responsible for a significant number of deaths. Increasingly, multi-drug resistant, Gram-negative bacteria have magnified the problem of hospital-acquired infection. Gram-negative pneumonias are commonly seen in patients receiving immunosuppressive therapy, the elderly, and patients undergoing major surgical procedures, aspiration, long hospital stays and prolonged mechanical ventilation. Current treatment involves the administration of systemic antibiotics, which produces significant toxicities and results in marginal benefit to the patient. Some 20-50 percent of patients intubated and on ventilators who acquire Gram-negative pneumonia will die. NKTR-061 (inhaled amikacin), if approved, would be administered while the patient is on the ventilator and also would allow for ongoing dosing (transition therapy) after the patient no longer requires ventilatory support.

This collaboration is Bayer HealthCare's second with Nektar. In 2005, Bayer and Nektar agreed to collaborate on the joint development of inhaled ciprofloxacin as a potential dry powder therapy for treating pseudomonal infections in patients suffering from cystic fibrosis.

ABOUT BAYER HEALTHCARE

Bayer HealthCare, a subsidiary of Bayer AG, is one of the world's leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen Germany. The company combines the global activities of the Animal Health, Consumer Care, Diabetes Care and Pharmaceuticals divisions. In the US, the pharmaceuticals business operates as Bayer HealthCare Pharmaceuticals. Bayer HealthCare's aim is to discover and manufacture products that will improve human and animal health worldwide.

ABOUT NEKTAR

Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar PEGylation and pulmonary technology, expertise, manufacturing capabilities have enabled nine approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its pulmonary and PEGylation technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

This press release contains forward-looking statements regarding the clinical and commercial potential of NKTR-061 and the terms of the agreement between Bayer and Nektar. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) clinical trials are long, expensive and uncertain processes and the successful completion of future clinical development activities will be required in order for Nektar to realize future development milestone payments under the agreement with Bayer, (ii) the risk of failure of any product that is in clinical development and prior to regulatory approval, such as the NKTR-061 product candidate, remains high and can occur at any stage due to efficacy, safety or other factors; (iii) any such failure would likely result in reduced or no further payments to Nektar from Bayer; (iv) Bayer and Nektar may not be successful in obtaining regulatory approval of NKTR-061, (v) current patents and future patents that may issue may not be valid or enforceable or intellectual property licenses from third parties may be required in the future, and (vi) the royalty amounts (including milestone royalties) payable by Bayer to Nektar under the agreement vary depending on the level of annual sales, if any. Important information regarding the material terms and conditions of the agreement between Nektar and Bayer is set forth in a Current Report on Form 8-K filed by Nektar with the SEC on August 6, 2007. Other important risks and uncertainties are detailed in the company's reports and other filings with the SEC including its most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Actual results could differ materially from the forward-looking statements contained in this press release. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including Form 20-F). The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.